           GRC International, Inc.
           Statement of Computation of Earnings Per Share
           (in thousands, except for per share amounts)


                                                                            QTR ENDING                 YTD ENDING
                                                                       12/31/98   12/31/97         12/31/98   12/31/97
                                                                       ---------------------      ----------------------

           BASIC
           Weighted Average Number of Shares of Common
                     Stock Outstanding                                    10,222      9,777           10,218      9,704

           Income (Loss) from Continuing Operations                        3,100      2,027            6,130      3,163
           Income (Loss) from Discontinued Operations                        140        468              194        758
                                                                       --------------------       ----------------------
           Net Income (Loss)                                               3,240      2,495            6,324      3,921
                                                                       =====================      ======================

           Per Share Amount:
           Income (Loss) from Continuing Operations                         0.31       0.21             0.60       0.32
           Income (Loss) from Discontinued Operations                       0.01       0.05             0.02       0.08
                                                                       ---------------------      ----------------------
           Net Income (Loss)                                                0.32       0.26             0.62       0.40
                                                                       =====================      ======================


           FULLY DILUTED

           Weighted Average Number of Shares of Common
                     Stock Outstanding                                    10,222      9,777           10,218      9,704
           Net Effect of Dilutive Stock Options Based on the Treasury
                     Stock Method Using Average Market Price                 189        137              220        130
                                                                       ---------------------      ----------------------
           Weighted Average Shares Outstanding                            10,411      9,914           10,438      9,834
                                                                       =====================      ======================

           Income (Loss) from Continuing Operations                        3,100      2,027            6,130      3,163
           Income (Loss) from Discontinuing Operations                       140        468              194        758
                                                                       ---------------------      ----------------------
           Adjusted Net Income (Loss)                                      3,240      2,495            6,324      3,921
                                                                       =====================      ======================

           Per Share Amount:
           Adjusted Income (Loss) from Continuing Operations                0.30       0.20             0.59       0.32
           Income (Loss) from Discontinuing Operations                      0.01       0.05             0.02       0.08
                                                                       ---------------------      ----------------------
           Adjusted Net Income (Loss)                                       0.31       0.25             0.61       0.40
                                                                       =====================      ======================